Exhibit 10.5

ASBURY AUTOMOTIVE GROUP, INC.

AMENDED AND RESTATED

2002 EQUITY INCENTIVE PLAN

RESTRICTED SHARE AWARD AGREEMENT

RESTRICTED SHARE AWARD AGREEMENT UNDER THE ASBURY AUTOMOTIVE GROUP, INC. AMENDED AND RESTATED 2002 EQUITY INCENTIVE PLAN dated as of the Grant Date, between Asbury Automotive Group, Inc., a Delaware Corporation (the “Company”), and Grantee

This Restricted Share Award Agreement (this “Award Agreement”) sets forth the terms and conditions of an award of shares (the “Award”) of the Company’s Common Stock, $0.01 par value (“Shares”), that are subject to certain restrictions on transfer and risks of forfeiture and other terms and conditions specified herein (“Restricted Shares”) and that are granted to you under the Asbury Automotive Group, Inc. Amended and Restated 2002 Equity Incentive Plan (the “Plan”).

SECTION 1. Definitions. Capitalized terms used in this Award Agreement that are not defined in this Award Agreement have the meanings as used or defined in the Plan. As used in this Award Agreement, the following terms have the meanings set forth below:

“Business Day” means a day that is not a Saturday, a Sunday or a day on which banking institutions are legally permitted to be closed in the City of New York.

“Disability” means a physical or mental disability or infirmity that prevents the performance by you of your duties in the course of your service lasting (or likely to last) for a continuous period of six months or longer. The determination of the existence of Disability shall be made by the Committee in good faith, and the Committee’s determination shall be conclusive for purposes of this Award.

“Vesting Date” means any date on which your rights with respect to all or a portion of the Restricted Shares subject to this Award Agreement may become fully vested, and the restrictions set forth in this Award Agreement may lapse, as provided in Section 3(a) of this Award Agreement.

SECTION 2. The Plan. This Award is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. The grant and terms of this Award are subject to the provisions of the Plan and to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (a) rights and obligations with respect to withholding taxes, (b) the registration, qualification or listing of the Company’s shares, (c) capital or other changes of the Company and (d) other requirements of applicable law. The Committee shall have the authority to interpret and construe this Award pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder.

SECTION 3. Vesting and Delivery. (a) Vesting. On each Vesting Date set forth below, your rights with respect to the number of Restricted Shares that corresponds to such Vesting Date, as specified in the chart below, shall become vested, and the restrictions set forth in this Award Agreement shall lapse, provided that you must be employed as of the applicable Vesting Date, except as otherwise determined by the Committee in its sole discretion.

Vesting Date	Number of Shares Vested
First anniversary of the Grant Date	33.33%
Second anniversary of the Grant Date	33.33%
Third anniversary of the Grant Date	33.34%

In the event of a Change of Control (as defined in the Plan) after the Grant Date, the Restricted Shares, to the extent then outstanding and unvested, shall automatically be deemed vested as of immediately prior to such Change of Control, as contemplated by Section 8 of the Plan. In the event your employment is terminated due to your (a) death or (b) Disability, the Restricted Shares, to the extent then outstanding and unvested, shall automatically be deemed vested as of the date of your termination by reason of such death or Disability. The Committee, in its sole discretion, may accelerate the vesting of all or any portion of the Restricted Shares, at any time and from time to time.

(b) Delivery of Shares. On or following the Grant Date, certificates issued in respect of Restricted Shares shall be registered in your name and deposited by you, together with a stock power endorsed in blank, with the Company or such other custodian as may be designated by the Committee or the Company, and shall be held by the Company or other custodian, as applicable, until such time, if any, as your rights with respect to such Restricted Shares become vested. Upon the vesting of your rights with respect to such Restricted Shares, the Company or other custodian, as applicable, shall deliver such certificates to you or your legal representative.

SECTION 4. Forfeiture of Restricted Shares. Unless the Committee determines otherwise or except as otherwise set forth in Section 3(a), if your rights with respect to any Restricted Shares or Retained Distributions (as defined below) awarded to you pursuant to this Award Agreement have not become vested prior to the date on which your employment is terminated, your rights with respect to such Restricted Shares or Retained Distributions shall immediately terminate, and you will be entitled to no further payments or benefits with respect thereto.

SECTION 5. Voting Rights; Dividend Equivalents. Until the forfeiture of any Restricted Shares pursuant to Section 4 above and subject to Sections 3 and 6 hereof, you shall have the right to vote such Restricted Shares, to receive and retain all regular cash dividends paid on such Restricted Shares and to exercise all other rights, powers and privileges of a holder of Shares with respect to such Restricted Shares; provided that the Company will retain custody of all distributions other than regular cash dividends (“Retained Distributions”) made or declared with respect to the Restricted Shares (and such Retained Distributions will be subject to the same restrictions, terms and conditions as are applicable to the Restricted Shares) until such time, if ever, as the Restricted Shares with respect to which such Retained Distributions have been made, paid or declared have become vested, and such Retained Distributions shall not bear interest or be segregated in a separate account.

SECTION 6. Non-Transferability of Restricted Shares and Retained Distributions. Unless otherwise provided by the Committee in its discretion, Restricted Shares and Retained Distributions may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered except as provided in Section 9(a) of the Plan. Any purported assignment, alienation, pledge, attachment, sale or other transfer or encumbrance of Restricted Shares or Retained Distributions in violation of the provisions of this Section 6 and Section 9(a) of the Plan shall be void.

SECTION 7. Taxes, Consents, Stop Transfer Orders and Legends. (a) Taxes. The vesting of any Shares pursuant to Section 3(a) and the delivery of Share certificates pursuant to Section 3(b) are conditioned on satisfaction of any applicable withholding taxes in accordance with Section 9(d) of the Plan. You are solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with this Award Agreement (including any taxes arising under Section 409A of the Code), and the Company shall not have any obligation to indemnify or otherwise hold you harmless from any or all of such taxes. The Committee shall have the discretion to unilaterally modify this Award Agreement in a manner that it in good faith believes conforms with the requirements of Section 409A of the Code for any distribution event that could be expected to violate Section 409A of the Code, in order to make the distribution only upon a “permissible distribution event” within the meaning of Section 409A of the Code (as determined by the Committee in good faith). The Committee shall have the sole discretion to interpret the requirements of the Code, including Section 409A, for purposes of the Plan and this Award Agreement.

(b) Consents. Your rights in respect of the Restricted Shares are conditioned on the receipt to the full satisfaction of the Committee of (i) any required consents that the Committee may determine to be necessary or advisable (including, without limitation, your consenting to the Company’s supplying to any third-party recordkeeper of the Plan such personal information as the Committee deems advisable to administer the Plan, (ii) your making or entering into such written representations, warranties and agreements in connection with the acquisition of any Shares pursuant to this Award as the Committee may request in order to comply with applicable securities laws or this Award and (iii) a stock power endorsed by you in blank in accordance with Section 3(b).

(c) Stop Transfer Orders and Legends. The Company may affix to certificates for Shares issued pursuant to this Award Agreement any legend that the Committee determines to be necessary or advisable (including to reflect any restrictions to which you may be subject under any applicable securities laws). The Company may advise the transfer agent to place a stop order against any legended Shares.

SECTION 8. Successors and Assigns of the Company. The terms and conditions of this Award Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.

SECTION 9. Committee Discretion. Subject to the terms of the Plan, the Committee shall have full and plenary discretion with respect to any actions to be taken or determinations to be made in connection with this Award Agreement, and its determinations shall be final, binding and conclusive.

SECTION 10. Notice. Any notice to the Company provided for in this Stock Option Grant shall be addressed to the Company in care of the General Counsel, and any notice to the Grantee shall be addressed to such Grantee at the current address shown on the payroll of the Company, or to such other address as the Grantee may designate to the Company in writing. Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

SECTION 11. Section 409A. This Award Agreement and the Award are intended to be exempt from the provisions of Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, as providing for the transfer of restricted property as described in Section 1.409A-1(b)(6) of the Department of Treasury regulations. Notwithstanding any provision of this Award Agreement to the contrary, in the event that the Committee determines that the Award may be subject to Section 409A of the Code, the Committee may adopt such amendments this Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of penalty taxes under Section 409A of the Code.

SECTION 12. Headings. Headings are given to the Sections and subsections of this Award Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Award Agreement or any provision thereof.

SECTION 13. Amendment of this Award Agreement. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Award Agreement prospectively or retroactively; provided, however, that any such waiver, amendment, alteration, suspension, discontinuance, cancelation or termination that would materially and adversely impair your rights under this Award Agreement shall not to that extent be effective without your consent (it being understood, notwithstanding the foregoing proviso, that this Award Agreement and the Restricted Shares shall be subject to the provisions of Sections 6(d), 7(a) and 7(c) of the Plan).